Dollar Financial Corp. Elects Luke Johnson to its Board of Directors

BERWYN, Pa., Feb 28, 2005 (BUSINESS WIRE) -- Dollar Financial Corp. ("Dollar" or the "Company"), (NASDAQ: DLLR - News) today announced that Luke Johnson has been elected as a new member of its Board of Directors.

Luke Johnson, 43 is Chairman of Channel 4, one of the principal U.K. television networks. He is also Chairman and principal owner of Signature Restaurants Limited. Previously he was Chairman of PizzaExpress PLC and worked as an investment analyst for Kleinworts. He is a director of a number of private companies in dentistry, fitness clubs, marketing services, recruitment and publishing. He is a British citizen and lives in London.

Commenting on this appointment, Jeff Weiss, Dollar's Chairman and CEO said, "We are very pleased to have Luke Johnson join our board. We first met Luke more than six years ago when we purchased Cash A Cheque Holdings Ltd., a chain of stores of which Luke was the Chairman and a significant shareholder. He has a wealth of experience in developing retail and consumer products businesses in the U.K. and elsewhere and we are confident that this experience will be of great help to Dollar as we continue to expand our international operations."

    Mr. Johnson will serve as an independent director.

    About the Company

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA branded debit cards, electronic tax filing and bill payment services.

We operate a network of 1,146 stores, including 671 company-operated stores, in 16 states, the District of Columbia, Canada and the United Kingdom. Our store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. Our website is found at www.dfg.com.

Forward Looking Statement

This release contains forward-looking statements regarding our future operations. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, and the success of our acquisition strategy. A more complete description of these risks, uncertainties and assumptions is included in our filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in our registration statement on Form S-1, as amended and supplemented. You should not place undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SOURCE: Dollar Financial Corp.

Dollar Financial Corp.
Mark McCall
Financial Dynamics
212-850-5641